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                                                                    EXHIBIT 11.1

                               ALTERA CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


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                                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                                        ------------------            -----------------
                                                     Sept. 30,       Sept. 30,     Sept. 30,      Sept. 30,
                                                        1996           1995           1996           1995
                                                     ---------       ---------     ---------      ---------
PRIMARY:

Weighted average shares outstanding                    43,654         43,429         43,660         43,271

Net effect of dilutive stock options                    1,921          2,423          2,134          2,256
                                                      -------        -------        -------        -------

Total                                                  45,575         45,852         45,794         45,527
                                                      =======        =======        =======        =======

Net income                                            $24,118        $23,729        $79,823        $58,458
                                                      =======        =======        =======        =======

Income per share                                      $  0.53        $  0.52        $  1.74        $  1.28
                                                      =======        =======        =======        =======


FULLY DILUTED:

Weighted average shares outstanding                    43,654         43,430         43,660         43,271

Net effect of dilutive stock options                    2,156          2,463          2,148          2,515

Assumed conversion of convertible subordinated          4,495          4,495          4,495          1,515
                                                      -------        -------        -------        -------
notes

Total                                                  50,305         50,388         50,303         47,301
                                                      -------        -------        -------        -------

Net income                                            $24,118        $23,729        $79,823        $58,458

Add:
Convertible subordinated notes interest, net            1,842          2,083          5,658          2,314
                                                      -------        -------        -------        -------
of income taxes

Adjusted net income                                   $25,960        $25,812        $85,481        $60,772
                                                      =======        =======        =======        =======

Income per share                                      $  0.52        $  0.51        $  1.70        $  1.29
                                                      =======        =======        =======        =======
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